Exhibit 99.1

Biovest Announces Conference Call / Webcast to Discuss

Phase 3 BiovaxID® Anti-Cancer Vaccine Results

TAMPA, FLORIDA – July 21, 2008 – Biovest International, Inc. (OTCBB: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI), today announced that the Company will host a conference call and webcast at 4:30 (EDT) this afternoon. Biovest’s Chairman and CEO, Dr. Steven Arikian will discuss the clinically and statistically significant unblinded data recently reported from its randomized controlled pivotal Phase 3 Fast-Tracked clinical trial of BiovaxID® (personalized anti-idiotype vaccine) for the treatment of indolent follicular non-Hodgkin’s lymphoma (NHL), an often fatal blood cancer.

The call will also include comments from special guest, Dr. Larry W. Kwak, who is one of the original developers of BiovaxID during his tenure at the National Cancer Institute (NCI), as his team advanced BiovaxID into human clinical trials. Dr. Kwak was recruited to the Biological Response Modifiers Program of the NCI in 1992. In 1996, he was appointed head of the vaccine biology section at the National Institutes of Health (NIH), then was recruited to M. D. Anderson Cancer Center in 2004, where he is currently the Chairman of the department of lymphoma and myeloma, as well as the Associate Director of the Center for Cancer Immunology Research. Dr. Kwak serves as a consultant to Biovest, and has published in journals such as Science, Nature Medicine, New England Journal of Medicine and The Lancet.

Anyone interested in participating on the conference call should dial 1-877-407-0778 if calling within the United States or 1-201-689-8565 if calling internationally. Participants should ask for the “Biovest Reports on Phase 3 BiovaxID Anti-Cancer Vaccine Results” conference call. There will be a playback available until August 4, 2008. To listen to the playback, please call 1-877-660-6853 if calling within the United States or 1-201-612-7415 if calling internationally. Please use Account# 286 and Conference ID# 291933 for replay.

The call is also being webcast by Vcall and can be accessed at Biovest’s website at http://www.biovest.com and at Accentia’s website at http://www.accentia.net and at http://www.investorcalendar.com. To access the webcast, you will need to have the Windows Media Player or Real Player on your desk top.

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular Non-Hodgkin’s lymphoma. Additionally, we anticipate that BiovaxID could potentially be used to treat other types of B-cell cancers, such as Mantle Cell Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma.

About Biovest International, Inc.

Biovest International, Inc. (OTCBB: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently completing a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID®, AutovaxID™, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.